EXHIBIT 3.1
CERTIFICATE OF CORRECTION
OF THE
CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
REMARK HOLDINGS, INC.
REMARK HOLDINGS, INC. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), and in accordance with the provisions of the DGCL, hereby certifies as follows:

1. The name of the Corporation is Remark Holdings, Inc.
2. A Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State Delaware on July 23, 2020 (the “Certificate of Amendment”), and that said Certificate of Amendment requires correction as permitted by Section 103(f) of the DGCL.

3. The inaccuracy or defect of the Certificate of Amendment is that it incorrectly states that the Certificate of Amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL by the directors and stockholders of the Corporation.

4. The Certificate of Amendment was erroneously filed with the Secretary of State of Delaware. The Certificate of Amendment is hereby rendered null and void.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Correction of the Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation to be executed by an authorized officer, this 30th day of July, 2020.

REMARK HOLDINGS, INC.

By:	/s/ Kai-Shing Tao
	Name:	Kai-Shing Tao
	Title:	Chief Executive Officer